SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report: June 16, 2008

Citizens South Banking Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23971	54-2069979
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

519 South New Hope Road, Gastonia, North Carolina	28054-4040
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 704-868-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On June 16, 2008, Citizens South Banking Corporation issued a press release to announce that the Company’s Board of Directors had authorized a repurchase of 200,000 shares, or approximately 2.5% of the Company’s outstanding common stock. The text of the press release is included as Exhibit 99.1 to this report. The information included in the text of the press releases is considered to be “furnished” under the Securities Exchange Act of 1934.

Item 8.01 Other Events

On May 12, 2008, the Company’s shareholders approved the Citizens South Banking Corporation 2008 Equity Incentive Plan (“the Equity Incentive Plan”) which authorized the issuance of up to 300,000 shares of the Company’s common stock pursuant to grants of incentive and non-statutory stock options and restricted stock awards. The Equity Incentive Plan limited the number of shares that could be issued as restricted stock awards to 100,000 shares. On June 16, 2008, the Company’s Board of Directors issued a total of 90,000 restricted grants, with 81,000 restricted grants being made to officers and 9,000 restricted grants being made to the Company’s directors. The restricted grants vest at a rate of 10% for the first three years and 35% for the following two years. Also, on June 16, 2008, the Company’s Board of Directors issued a total of 180,462 options under the 2008 Equity Incentive Plan. Incentive options granted to officers amounted to 160,462 shares, while statutory options granted to directors of the Company and the Bank amounted to 20,000 shares. The strike price of the options was set at $8.00 per share which represents the closing stock price on the day the options were granted. The options vest at a rate of 20% per year for 5 years.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Stock Repurchase Announcement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CITIZENS SOUTH BANKING CORPORATION

DATE: June 17, 2008	By:	/s/ Kim S. Price
Kim S. Price
President and Chief Executive Officer

	By:	/s/ Gary F. Hoskins
Gary F. Hoskins
Chief Financial Officer

EXHIBIT INDEX

99.1	Stock Repurchase Announcement